Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP & Treasurer
(770) 418-8219
ir@asburyauto.com

Asbury Automotive Group, Inc. Announces Appointment of
Sean D. Goodman as Chief Financial Officer

DULUTH, GA, May 5, 2017 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., today announced that Sean D. Goodman will join the company as its Senior Vice President and Chief Financial Officer effective July 5, 2017.

“Sean brings a wealth of financial knowledge with a proven track record to his new position. He will be responsible for providing leadership to the finance and accounting functions while also continuing the development of our shared services initiatives,” said President and CEO Craig Monaghan. “I am thrilled about Sean joining our team and am certain that his contributions will lead to further success for our organization.”

Mr. Goodman joins the Company from Unifi, Inc., a NYSE-listed multinational manufacturer and distributor of innovative textile solutions, where he served as Vice President, Chief Financial Officer and Chief Accounting Officer since January 2016. Prior to that, Mr. Goodman was the Senior Vice President and Chief Financial Officer of the Americas region for Landis+Gyr, Inc., a subsidiary of Toshiba Corporation, from April 2011 to January 2016. Mr. Goodman also served in various roles at The Home Depot, Inc. (“Home Depot”) from February 2006 to April 2011, including Director of Strategic Business Development and Director of Finance responsible for financial leadership of the Home Services Division, and Financial Planning and Analysis for Home Depot. Before joining Home Depot, he held various capital markets, finance, strategy accounting and treasury positions with Morgan Stanley, Inc. in London, England and Deloitte & Touche LLP in New York. Mr. Goodman has a B.Bus.Sc. with honors in business strategy and corporate finance and an M.A. in accounting from University of Cape Town, and an M.B.A. from Harvard Business School. He is a certified public accountant.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 80 dealerships, consisting of 96 franchises, representing 29 domestic and foreign brands of vehicles. Asbury also operates 24 collision repair centers and 2 stand-alone used vehicle stores. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.